EXHIBIT A

Cover Letter to Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WANT TO REDEEMS YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME FOR ANY REASON, INCLUDING IF YOU ARE SUBJECT TO AN AGREEMENT NOT TO REDEEM YOUR INTERESTS FOR AN INITIAL HOLDING PERIOD, PLEASE DISREGARD THIS NOTICE. THIS IS SIMPLY NOTIFICATION OF THE FUND’S TENDER OFFER.

June 1, 2004

Dear Aetos Capital Multi-Strategy Arbitrage Fund, LLC Investor:

We are writing to inform you of important dates related to the tender offer by Aetos Capital Multi-Strategy Arbitrage Fund, LLC (the “Fund”). If you are not interested in selling your limited liability company interests at this time, please disregard this notice and take no action.

The tender offer period will begin on June 1, 2004 and end on June 28, 2004. The purpose of the tender offer is to provide liquidity to investors who hold limited liability company interests. Limited liability company interests can be redeemed by means of a tender offer only during one of the Fund’s announced tender offers.

Should you wish to sell any of your limited liability company interests during this tender offer period, please complete and return the enclosed Letter of Transmittal (the last page will suffice) in the enclosed postage-paid envelope no later than June 28, 2004. If you do not wish to redeem limited liability company interests for any reason, including if you are subject to an agreement not to redeem your interests for an initial holding period, simply disregard this notice. No Action is Required if You Do Not Wish to Redeem at This Time.

All requests to tender limited liability company interests must be received by the Fund’s Investment Adviser, Aetos Alternatives Management, LLC, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by June 28, 2004.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call Harold Schaaff or Toyanna Mayo at the Investment Adviser at (212) 201-2500.

Sincerely,

Aetos Capital` Multi-Strategy Arbitrage Fund, LLC